EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	RON KLAWITTER	MICHAEL NEWMAN
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5295	(206) 729-3625

Key Tronic Appoints Doug Burkhardt as VP of Worldwide Operations and

Larry Bostwick as VP of Engineering and Quality

Spokane Valley, WA— June 27, 2008 —Key Tronic Corporation (Nasdaq:KTCC), a provider of electronic manufacturing services (EMS), today announced the promotion of Doug Burkhardt to Vice President of Worldwide Operations and Larry Bostwick to Vice President of Engineering and Quality.

Mr. Burkhardt has served in multiple positions at Key Tronic for 19 years and most recently has served as the Director of China Operations. As Vice President of Worldwide Operations, he will report directly to Jack Oehlke, President and CEO. In his new role, Mr. Burkhardt will be responsible for Key Tronic’s operations in Juarez, Mexico, Reynosa, Mexico and Shanghai, China.

Mr. Bostwick has been with Key Tronic Corporation for two years and most recently served as Director of Corporate Quality and Engineering. As the Company’s Vice President of Engineering and Quality, Mr. Bostwick will be responsible for worldwide quality, engineering, tooling and new product introductions. He will also report directly to Mr. Oehlke.

Also, today Key Tronic announced that after 19 years with the Company, Efren Perez will retire from his position as Vice President of Southwest Operations effective July 1, 2008.

“In their important new roles, we believe Doug and Larry’s extensive experience, energy and talents will help Key Tronic continue to grow as a leading EMS company,” said Jack Oehlke. “We also want to express our appreciation to Efren for his excellent job in building our Juarez facility into a world-class operation and wish him a happy and well-earned retirement.”

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the accuracy of customers’ forecasts; success of customers’ programs; timing of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.